Exhibit 99.1

SIGNET HOLIDAY SEASON SAME STORE SALES INCREASE 3.6%

Signet Reaffirms Financial Guidance

HAMILTON, Bermuda, January 8, 2015 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US, UK and Canada, today announced its sales for the eight weeks ended December 27, 2014 (“Holiday Season”) and reaffirmed guidance for the 13 weeks ending January 31, 2015 (“fourth quarter”) and the 52 weeks ending January 31, 2015 (“Fiscal 2015”).

Same Store Sales
	Fiscal 2015 Holiday Season	Fiscal 2014 Holiday Season
Sterling Jewelers division	up 2.5%	up 4.9%
Zale division	up 3.5%	NA
UK Jewelry division	up 9.7%	up 5.2%
Signet	up 3.6%	up 5.0%

Mark Light, Chief Executive Officer, commented: “Our Company performed well during the holiday period delivering increased same store sales across all divisions driven by the continued successful execution of our product, marketing and omni-channel strategies. This is particularly pleasing given the amount of change we have dealt with during the course of the fiscal year.

“Our UK division led our performance with an outstanding 9.7% comp increase – its best in 12 years and on top of a very strong comp last year. These results were driven by fresh, trend-right merchandise offerings and strategic collaboration with the Sterling division. We were very pleased with the performance of our Zale division, which began to benefit from our investments and initiatives in merchandising, store team member training, and advertising. In particular, our Vera Wang Love Collection and new TV advertising creative, we believe, were well received by customers. Our Sterling division performed well in a highly promotional environment. We resisted deep promotions and protected profitability which helped enable us to reaffirm Signet’s financial guidance. I would like to thank all Signet team members very much for their dedication, hard work, and fine execution of our strategies during the holiday selling period.”

Sales change from previous year
Holiday Season Fiscal 2015	Same store sales¹	Non-same store sales, net²	Total sales at constant exchange rate³	Exchange translation impact³	Total sales	Total sales (in millions)

Kay	3.4%	2.4%	5.8%	—	5.8%	$714.6
Jared	1.5%	3.5%	5.0%	—	5.0%	$336.2
Regional brands	(1.8)%	(11.8)%	(13.6)%	—	(13.6)%	$65.5

Sterling Jewelers division	2.5%	1.7%	4.2%	—	4.2%	$1,116.3

Zales Jewelers	3.8%					$351.5
Gordon’s Jewelers	(2.4)%					$26.2
Zale US Jewelry	3.3%					$377.7
Peoples Jewellers	7.6%					$75.3
Mappins	0.8%					$12.6
Zale Canada Jewelry	6.5%					$87.9
Zale Jewelry	3.9%					$465.6
Piercing Pagoda	0.6%					$55.4

Zale division[4]	3.5%	NA	NA	NA	NA	$521.0

H.Samuel	8.1%	0.2%	8.3%	(4.5)%	3.8%	$121.7
Ernest Jones	11.9%	0.9%	12.8%	(4.7)%	8.1%	$93.4

UK Jewelry division	9.7%	0.5%	10.2%	(4.6)%	5.6%	$215.1

Other[5] segment	—	NM	NM	—	NM	$2.0

Signet	3.6%	42.7%	46.3%	(1.0)%	45.3%	$1,854.4

1.	Based on stores opened for at least 12 months.
2.	Includes all sales from stores not open for 12 months.
3.	Non-GAAP measure.
4.	Same store sales presented for Zale Division to provide comparative performance measures. Year-over-year results not applicable because Signet did not own Zale division in prior year.
5.	Includes sales from Signet’s diamond sourcing initiative. NM - not meaningful.

•	In the Sterling Jewelers division, branded bridal and select diamond fashion jewelry collections performed well. These increases were partially offset by softness in the sale of lower-price-point fashion jewelry collections.

•	Zale division results were driven primarily by incremental investments in marketing, branded merchandise, and strength in Canada. Diamond collections in bridal and fashion performed particularly well.

•	UK Jewelry division sales increased due to growth in diamonds including branded bridal. Other drivers included beads, watches, and the growing popularity of Black Friday-style shopping.

Signet’s omni-channel strategy was successful during the holiday season. Ecommerce sales increased 90.9%, and, excluding the Zale division, increased 20.0%. As a percent of Signet’s holiday season’s total sales, ecommerce increased 160 basis points. Each division delivered higher ecommerce growth and penetration relative to total sales.

Financial Guidance:

Signet reaffirmed its financial guidance announced in its third quarter earnings release on November 25, 2014.

Fourth Quarter Fiscal 2015
Same store sales	3.0% to 4.0%
EPS	$2.69 to $2.83
Adjustments:
Purchase accounting adjustments	($0.17) to ($0.15)
Transaction costs	($0.09) to ($0.07)
Adjusted EPS (EPS less adjustments)	$2.95 to $3.05

Adjusted EPS are expected to be favorably impacted by Zale operations in the fourth quarter Fiscal 2015 by $0.36 to $0.40.

Fiscal 2015
EPS	$4.59 to $4.72
Adjusted EPS	$5.51 to $5.61

Effective tax rate	29.3%
Weighted average common shares outstanding	80.2 million

Capital expenditures	$230 million to $240 million (reduced from $240 million to $250 million)

Net selling square footage growth	45.0% to 47.5%

Adjusted EPS are expected to be favorably impacted by Zale operations in Fiscal 2015 by $0.20 to $0.24.

•	The capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and approximately $55 million directed to the Zale division for information technology infrastructure and stores.

•	The net selling square footage growth will be driven by the following projected store count changes:

•	Sterling Jewelers division up 75 to 85 gross, 35 to 45 net

•	UK Jewelry division approximately unchanged

•	Zale division 1,550 to 1,560

Quarterly Dividend:

Reflecting the Board’s confidence in the strength of the business, its ability to invest in growth initiatives, and the Board’s commitment to building long-term shareholder value, a quarterly cash dividend of $0.18 per Signet Common Share has been declared for the fourth quarter of Fiscal 2015, payable on February 26, 2015 to shareholders of record on January 30, 2015, with an ex-dividend date of January 29, 2015.

Conference Call:

There will be a conference call today at 8:30 a.m. ET (1:30 p.m. GMT and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in	1 (877) 201 0168	Access code: 58434354

A replay of the conference call and a transcript of the call will be posted on Signet’s website as soon as is practical after the call has ended and will be available for one year.

Contact:	James Grant, VP - Investor Relations, Signet Jewelers	1 (330) 668 5412
Press:	Alecia Pulman, ICR, Inc.	1 (203) 682 8224

Investor Relations Program Details

Signet will present at the ICR XChange Conference in Orlando, Florida on Monday, January 12, 2015, at 10:00 a.m. ET. The presentation will be webcast live and available for replay on www.signetjewelers.com.

About Signet Jewelers and Safe Harbor Statement

Signet Jewelers Limited is the largest specialty jewelry retailer in the US, UK and Canada. Signet’s Sterling Jewelers division operates over 1,500 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Signet’s Zale division operates nearly 1,600 locations in the US and Canada primarily under the name brands of Zales, Peoples, and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.zales.com, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, the impact of stockholder litigation with respect to the acquisition of Zale Corporation, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2014 Annual Report on Form 10-K filed with the SEC on March 27, 2014 and the “Risk Factors” section of Signet’s Quarterly Report on Form 10-Q filed with the SEC on December 8, 2014. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

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